Exhibit 10.1

October 5, 2023

Treasure Global Inc.

276 5th Avenue, Suite 704 #739

New York, NY 10001

Attention: Chong Chan “Sam” Teo

Email: sam@treasuregroup.co

Dear Sirs:

I am writing on behalf of YA II PN, Ltd (the “Investor”), which is managed by Yorkville Advisors Global, L.P. Reference is made to (i) the Convertible Debenture issued by Treasure Global Inc., a Delaware corporation (the “Issuer”) to the Investor dated February 28, 2023 (the “First Debenture”) and (ii) the Convertible Debenture issued by the Issuer to the Investor dated June 14, 2023 (the “Second Debenture” and collectively with the First Debenture, the “Debentures”). Capitalized terms used herein and not otherwise defined herein shall have the meaning assigned to them in the Debentures. As notified to the Issuer by the letter from the Investor on September 29, 2023, due to a Trigger Event which occurred as of September 28, 2029, the Issuer owes an initial monthly payment under the Debentures in the amount of $1,092,071.

The Investor and the Issuer hereby agree to the following:

1.	On or before October 6, 2023 (the “Payment Date”), the Issuer shall pay to the Investor, (i) the initial Trigger Payment in the amount set forth above, and (ii) an additional payment in the amount of $500,000 (of which $467,289.72 shall be applied towards principal and $32,710.28 towards the Redemption Premium of 7%).

2.	The Investor agrees that, except as set forth below, beginning on the date hereof and ending on November 18, 2023, it shall not sell any shares of Common Stock at a price per share less than $1.00. The limitation agreed by the Investor in this section shall not apply (i) at any time upon the occurrence and during the continuance of an Event of Default, (ii) if the payments set forth in Section 1 above are not received by the Investor by the Payment Date, or (iii) upon the prior written consent of the Issuer.

3.	Provided that the payments set forth in Section 1 above are received by the Investor by the Payment Date, the Investor agrees that any subsequent monthly payments that may become due pursuant to Section 2(a) of the Debentures based on the above referenced Trigger Event shall be deferred until November 28, 2023, and continuing on the same day of each successive calendar month thereafter until the Debentures are paid in full, unless such payment obligation has ceased in accordance with Section 2(a) of the Debentures.

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In witness whereof, the Investor and the Issuer have caused this letter agreement to be duly executed by an authorized officer as of the date set forth above.

YA II PN, LTD.

By:	Yorkville Advisors Global LP
Its:	Investment Manager

By:	Yorkville Advisors Global II, LLC
Its:	General Partner

By:	/s/ Michael Rosselli
Name:	Michael Rosselli
Title:	Member

TREASURE GLOBAL INC.

By:	/s/ Chong Chan “Sam” Teo
Name:	Chong Chan “Sam” Teo
Title:	Chief Executive Officer